Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP NAMED AMONG “THE WORLD’S MOST INNOVATIVE COMPANIES”
IN FORBES’ 2017 RANKING

Burlington, NC, September 7, 2017 - LabCorp® (NYSE: LH), a leading global life sciences company, has been named to Forbes’ 2017 ranking of “The World’s Most Innovative Companies.”
“Innovation in guiding patient care is what we do at LabCorp, so being recognized as one of the world’s most innovative companies by Forbes is a tremendous honor to our more than 57,000 dedicated colleagues,” said David P. King, chairman and CEO of LabCorp. “I am proud of the cutting-edge work that they do every day, allowing LabCorp to bring innovative solutions to our customers, and to carry out our mission of improving health and improving lives.”

According to the consultants who co-created the list with Forbes: “Most innovation rankings are popularity contests based on past performance or editorial whims. We set out to create something very different with the World’s Most Innovative Companies list, using the wisdom of the crowd. Our method relies on investors’ ability to identify firms they expect to be innovative now and in the future.”

To qualify for consideration on the list, firms must have $10 billion in market cap and seven years of public financial data. Companies are ranked by an “innovation premium” tied to market cap, cash flows, and investors’ expectations of “profitable new growth.” The complete list is available at www.forbes.com/innovative-companies.

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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